Exhibit 15.2
[KPMG Letterhead]
Consent of Independent Registered Public Accounting Firm
To the Board of Directors
China GrenTech Corporation Limited
We consent to the incorporation by reference in the registration statement (No. 333-170852) on Form S-8 of China GrenTech Corporation Limited of our report dated June 30, 2010, with respect to the consolidated balance sheet of China GrenTech Corporation Limited and subsidiaries as of December 31, 2009, and the related consolidated statements of operations, shareholders’ equity and cash flows for the years ended December 31, 2008 and 2009, which report appears in the December 31, 2010 annual report on Form 20-F of China GrenTech Corporation Limited.
/s/ KPMG
Hong Kong, China
June 30, 2011